EXHIBIT 10.1

Amendment to Amended 2006 Equity Incentive Plan

THIS AMENDMENT (this “Amendment”) to the Amended 2006 EQUITY INCENTIVE PLAN (as amended to date, the “Plan”) by Corel Corporation (the “Company”) is entered into as of January 25, 2010.  Capitalized terms used herein without definition shall have the meanings assigned thereto in the Plan.

W I T N E S S E T H:

WHEREAS, on October 28, 2009, Corel Holdings L.P., which then held approximately 68% of the Company’s outstanding common shares, extended an offer to acquire the Company’s remaining publicly held common shares, and on December 29, 2009, the Company filed a definitive proxy statement with respect to the proposed second-step transaction pursuant to which Corel Holdings L.P. will complete its acquisition of the Company (together, these transactions are referred to as the “Take-Private Transaction”), which if completed will result in the Company becoming privately held;

WHEREAS, if a transaction similar to the Take-Private Transaction were completed by any party other than Corel Holdings L.P. or any of its affiliates, such transaction would constitute a “Significant Event” under the Plan;

WHEREAS, after due consideration, the Compensation Committee of the Board of Directors of the Company has concluded that in the context of the Take-Private Transaction, there is no reason to limit the rights of optionholders or distinguish the terms of the options based upon the identity of the acquiror; and

WHEREAS, pursuant to Section 7(a) of the Plan, the Board or Committee (each as defined in the Plan) may amend the Plan without the consent of participants, as long as the amendment does not impair the rights of participants, and without the consent of the Company’s shareholders except for certain matters specified in the Plan.

Section 1.  Amendment.  The definition of “Significant Event” in Section 2 of the Plan is hereby amended to read in its entirety as follows:

“Significant Event” means, unless otherwise defined in an Award Agreement or a written employment agreement between the Company and a Participant (which definition shall govern), the occurrence of any of the following events: (1) a person or group of persons becomes the beneficial owner of securities of the Company constituting 50% or more of the voting power of all outstanding voting securities of the Company, (2) a majority of the Company’s Board as of the date of adoption of this Plan (including any successors approved by the then existing Board) cease to constitute a majority of the Board; (3) a merger, consolidation, amalgamation or arrangement of the Company (or a similar transaction) occurs, unless after the event, 50% or more of the voting power of the combined company is beneficially owned by the same person or group of persons as immediately before the event; or (4) the Company’s shareholders approve a plan of complete liquidation or winding-up of the Company, or the sale or disposition of all or substantially all the Company’s assets (other than a transfer to an Affiliate of the Company); provided that the following shall not constitute a Significant Event: (i) any person or group of persons becoming the beneficial owner of the threshold of securities specified in (1) as a result of the acquisition of securities by the Company or a subsidiary which, by reducing the number of securities outstanding, increases the proportional number of securities beneficially held by that person or group of persons, (ii) any acquisition of securities directly from the Company in connection with a bona fide financing or series of financings by the Company, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or its Affiliates or (iv) beneficial ownership by Corel Holdings, L.P., its Affiliates and/or its Control Persons or any increased ownership by any of them.  In addition, the completion of the Consolidation (as defined in the proxy statement filed with the Securities and Exchange Commission by the Company on December 29, 2009) shall constitute a “Significant Event”.

Section 2.  Miscellaneous.

(a)  The Plan, as amended, is and shall continue to be in full force and effect.

(b)  All headings set forth in this Amendment are intended for convenience only and shall not control or affect the meaning, construction or effect of this Amendment or the Plan or of any of the provisions hereof or thereof.

(c)  The validity, construction, and effect of this Amendment and any rules and regulations relating to the this Amendment or Plan will be determined in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in Ontario.

Section 3.  Authorization. This Amendment has been executed by the Company.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to the Amended 2006 Equity Incentive Plan to be executed as of the same day and year first above written.

COREL CORPORATION

By:	/s/ Eleanor Lacey
Name:	Eleanor Lacey
Title:	Vice President & General Counsel
Vice President, Business Development